Exhibit 23.1

KPMG LLP Suite 1200 450 East Las Olas Boulevard Fort Lauderdale, FL 33301

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 23, 2023, with respect to the consolidated financial statements of Eve Holding, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Fort Lauderdale, Florida

April 19, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.